FOR IMMEDIATE RELEASE

Investor Relations Contact	Media Contact
Warren Edwards Executive Vice President/Chief Financial Officer Affiliated Computer Services, Inc. 214-841-8082 warren.edwards@acs-inc.com	Lesley Pool Senior Vice President/Chief Marketing Officer Affiliated Computer Services, Inc. 214-841-8028 lesley.pool@acs-inc.com

ACS Announces $1 Billion Share Repurchase Program

DALLAS, TEXAS: June 12, 2006 – Affiliated Computer Services, Inc. (NYSE: ACS), a premier provider of business process and information technology outsourcing solutions, announced today that the Company’s Board of Directors authorized a share repurchase program of up to $1 billion of its Class A common stock effective immediately. At the current stock price, this program represents about eighteen percent of ACS’ total common shares currently outstanding.

The program, which is open-ended, will allow the Company to repurchase its shares on the open market, from time to time, in accordance with the requirements of the Securities and Exchange Commission, including shares that could be purchased pursuant to Rule 10b5-1. The number of shares to be purchased and the timing of purchases will be based on the level of cash and debt balances, general business conditions, and other factors, including alternative investment opportunities.

ACS, a global FORTUNE 500 company with more than 55,000 people supporting client operations reaching nearly 100 countries, provides business process outsourcing and information technology solutions to world-class commercial and government clients. The company’s Class A common stock trades on the New York Stock Exchange under the symbol “ACS.” ACS makes technology work. Visit ACS on the Internet at www.acs-inc.com.

The statements in this news release that do not directly relate to historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to numerous risks and uncertainties, many of which are outside the Company’s control. As such, no assurance can be given that the actual events and results will not be materially different than the anticipated results described in the forward-looking statements. Factors could cause actual results to differ materially from such forward-looking statements. For a description of these factors, see the Company’s prior filings with the Securities and Exchange Commission, including our most recent filing. ACS disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future event, or otherwise.